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                                                                   EXHIBIT 10.4a

PLEASE SIGN & RETURN                                            LTIP Stock Units

                                 FY 2004 Award

Dear <<FullName>>:

         You have been granted an Award as of May 14, 2004 of <<Options Granted>> units of Deferred Stock under the Centex Corporation Long Term Incentive Plan (as such plan may be amended from time to time, the "Plan"), giving you the right to receive a Payout of an equivalent number of Shares of the common stock of Centex Corporation (the "Company") on May 14, 2011, provided you are still employed by the Company or an Affiliate. This Award will vest at the rate of 8 1/4% per quarter in fiscal year 2005, 8 1/4% per quarter in fiscal year 2006 and 8 1/2% per quarter in fiscal year 2007. The amounts and dates are shown below:


         As described in the Plan, under certain circumstances an early Payout may occur. For example, if you retire from employment at the Company and its Affiliates before this Award has fully vested and at the time of your retirement you satisfy the definition of Vested Retirement, i.e., you are a Full Time Employee at least 55 years old, have at least 10 Years of Service and the sum of your age and Years of Service equals at least 70, then any unvested portion of this Award shall vest as of the date of your Vested Retirement and you will receive a Payout of the Award upon Vested Retirement, as provided in the Plan. Also, if you so elect in the form and manner prescribed by the Administrator, Payout will occur when each portion of the Award vests, subject to your subsequent revocation of the timing of Payout and substitution of a new Payout election during any subsequent calendar year. Conversely, if for any other reason you cease to be employed by the Company or any of its Affiliates, in most cases you will forfeit any portion of this Award that has not vested as of your Termination Date and, unless discharged for cause, you will receive a Payout of the then vested portion of this Award, as provided in the Plan.

         The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error. In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company's obligations as to any unvested portion of this Award shall immediately terminate. If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.

         This Award is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Award. The provisions of the Plan are also the provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated into this Award and made a part of this Award for all purposes. Capitalized terms used and not otherwise defined in the Plan have the meanings ascribed to such terms in the Plan. A copy of the Plan is available to you upon request to the Law Department during the term of this Award.

         This Award has been signed in duplicate by Centex Corporation and delivered to you, and (when you sign below) has been accepted by you effective as of May 14, 2004.

ACCEPTED                                      CENTEX CORPORATION
as of May 14, 2004

______________________________________        _________________________________
<<FullName>>                                  Timothy R. Eller
                                              Chairman & Chief Executive Officer